                              EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT (this "Employment Agreement") made and entered into as of the 30th day of May, 1997, by and between Audio Communications Network, Inc., a Florida corporation (the "Company"), with its principal place of business at 1000 Legion Place, Suite 1515, Orlando, Florida 3280 1, and A. J. Schell ("Schell"), of Winter Park, Florida (together, the "Parties").

        WHEREAS, Schell has been a director and officer of the Company prior to the date of this Employment Agreement and has substantial experience and knowledge with respect to the business of the Company; and

        WHEREAS, the Company desires to employ Schell and Schell desires to accept employment with the Company on the terms and conditions set forth in this Employment Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and the mutual benefits derived herefrom, the Parties, intending to be legally bound, covenant and agree as follows:

        1. EMPLOYMENT. The Company hereby employs Schell and Schell hereby accepts employment under the terms and conditions hereinafter set forth.

        2. TERM. The term of this Employment Agreement shall commence as of the date hereof and except as provided in Sections 4(b), 8 and 9 or in the next succeeding sentence shall terminate on the third anniversary of the date hereof. The Company may terminate this Employment Agreement with or without cause, and Schell may terminate this Employment Agreement for "Good Reason." "Good Reason" shall mean the breach by the Company of its obligations under the Employment Agreement after (a) Schell has given written notice of such breach to the Company and (b) fifteen (15) days has elapsed following such notice and such breach has not been cured by the Company.

        For purposes of this Employment Agreement, any good faith determination of "Good Reason" made by Schell shall be conclusive.

        3. DUTIES. Commencing as of the date of this Employment Agreement and continuing thereafter during the term thereof, Schell agrees to provide services to the Company (i) as Chairman of the Board of Directors, (ii) by seeking potential acquisitions for the Company and assisting with the negotiation of the same, (iii) counseling as to acquisitions not originated by Schell, (iv) assisting with the general oversight of franchise managers and corporate staff relative to the Company's mission, including work in the field and with respect to personnel matters, (v) assisting with maintaining relations with investors, financial institutions and the financial community, and (vi) such other general management duties as may directed from time to time by the Board of Directors of the Company. The Company acknowledges and agrees that it will not require Schell to be based at any office or location other than the Company's principal offices in the metropolitan area of Orlando, Florida, except for travel reasonably required in the performance of Schell's responsibilities.

        4. COMPENSATION.

               (a) (i) The Company shall make a payment to Schell of one hundred thousand dollars per annum ($100,000.00), payable in equal amounts at intervals not less frequently than monthly.

                         (ii) In the event that Schell's employment or this
Employment Agreement is terminated for any reason (including death or disability), installments not previously paid under this Section 4 and Section 7 shall continue to be payable to Schell (or his estate, as the case may be), and the benefits provided by Section 4(b) shall continue to be furnished to Schell, his spouse and any covered dependents, all in accordance with the terms of this Employment Agreement.

               (b) The Company agrees (i) to furnish Schell during the term of this Employment Agreement with certain benefits, including but not limited to health insurance and other insurance benefits, target benefit plan or comparable benefits, automobile allowance (and the reimbursement of automobile related expenses) and country club dues, all on terms no less favorable than heretofore granted to Schell by the Company, and (ii) to provide health insurance benefits to Schell, his spouse and any covered dependents during the term of this Employment Agreement and until the sixth anniversary of the date of this Employment Agreement.

               (c) The Company agrees to reimburse all expenses incurred by Schell in furtherance of the business, including, but not limited to, office expenses, travel and entertainment expenses, and communication expenses, consistent with the reimbursement policies of the Company at the date of this Employment Agreement.

        5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Employment Agreement shall limit or prevent nor require Schell's participation in any welfare plans, programs, practices or policies provided by the Company or any subsidiary for which Schell may qualify.

        6. NONDISCLOSURE OF CONFIDENTIAL BUSINESS INFORMATION.
Schell acknowledges that he has held a sensitive management position with the Company and will continue to perform services for the Company as provided in this Employment Agreement and that, by virtue of having held this position, he has had access to and has learned (and will continue to have access to and to learn) the Company's confidential and proprietary information and trade secrets pertaining to its business operations (the "Confidential Business Information"). Examples of such Confidential Business Information include, but are not limited to, information as to the Company's products, services, systems, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, other business arrangements or business plans, procedures, strategies (including acquisition strategies), customer lists, referral sources, and other information concerning the Company's practices and procedures. Schell agrees that he will not, during the term of this Employment Agreement, or for three years after the termination of this Employment Agreement, disclose such Confidential Business Information or any part thereof, to any person, firm or corporation, association or other entity for any reason or purpose whatsoever, except as may be normal and required in connection with the operation of the business of the Company. In the event of a breach or a threat to breach by Schell of the provisions of this Section, the Company shall be entitled to an injunction restraining Schell from disclosing in whole or in part such Confidential Business Information, or from rendering any services to the firm, corporation, association or other entity to whom such Confidential Business Information in whole or in part has been disclosed, or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach, or threatened breach, including the recovery of damages.

        7. EFFECT ON PRIOR EMPLOYMENT AGREEMENT. This Employment Agreement supersedes and terminates the Employment Agreement dated as of July 18, 1989 between the Company and Schell, as amended by the Amendment and Supplement dated as of September 1, 1993 (the "Former Employment Agreement"). Each party acknowledges and agrees that the Former Employment Agreement constituted the legal, valid and binding obligations of such party, and that such Agreement was approved by a majority of the disinterested directors. In consideration of the termination of the Former Employment Agreement and the execution and delivery of this Employment Agreement by Schell, the Company shall make a payment to Schell of five hundred thousand dollars ($500,000) on each of January 2, 1998, January 4, 1999 and January 3, 2000. Payments hereunder are secured pursuant to the provisions of the Pledge Agreement annexed hereto as Exhibit A.

        8. RESTRICTIVE COVENANT. In addition to the Confidential Business Information described in Section 6 above, Schell acknowledges that he has developed and will continue to develop substantial relationships with the Company's prospective or existing customers as a result of his past and future employment with the Company. Schell also acknowledges that, contemporaneously with the execution of this Employment Agreement, Suncom Communications L.L.C., a Delaware limited liability company ("Suncom") is consummating the purchase of 597,986 shares of the Company's common stock, par value $0.25 per share (the "Common Stock") from Schell pursuant to a Stock Purchase Agreement by and between Suncom and Schell dated as of November 19, 1996 (the "Stock Purchase Agreement"). Schell agrees that a restrictive covenant is necessary to protect the Company's interests in its Confidential Business Information and customer relationships, to induce Suncom to enter into and consummate the Stock Purchase Agreement, and to enable Suncom to protect and preserve the value of the Company and its assets, capital stock, and good will over which Suncom will gain control upon the consummation of the Stock Purchase Agreement. Accordingly, Schell covenants and agrees that he will not, for a period of three years from the termination of this Employment Agreement within those jurisdictions that the Company and Suncom, have franchises as of the date of the termination of this Employment Agreement, directly or indirectly, manage, operate, control or be employed or participate in management, operation or control of any business of the type and character of business engaged in by the Company and Suncom as of the date of the termination of this Employment Agreement, or assist any other party with respect to the foregoing. Schell hereby acknowledges and agrees that any breach of or default under this Agreement will cause damage to the Company and Suncom in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company will be entitled, without proof of actual damages, to such injunctive relief as may be ordered by any court of competent jurisdiction.

        9. STOCK OPTIONS. The options to purchase 30,000 shares of the common stock, par value $0.25 per share, of the Company which were granted to Schell in February of 1995 shall vest as a result of the execution and delivery of this Employment Agreement, and such options shall not be terminated as a result of the termination of this Employment Agreement and shall remain exercisable in all cases through the fifth anniversary of the grant thereof.

        10. MISCELLANEOUS.

               (a) Any failure of either of the parties hereto to comply with any of its obligations or agreements herein contained may be waived only in writing by the other party.

               (b) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of. hand delivery; overnight mail, certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

                          (i)       If to Schell, to:

                                    A.J. Schell
                                    1719 Barcelona Way
                                    Winter Park, Florida 32789
                                    Telecopier: (407) 644-7434

                         (ii)       If to the Company, to

                                    1000 Legion Place
                                    Suite 1515
                                    Orlando, Florida 32801
                                    Telecopier: (407) 649-8873
                                    Attention:     Mitchell Kleinhandler
                                                   David Unger

Such names and addresses may be changed by written notice to each person listed above.

               (c) This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its principles or rules regarding conflicts of laws.

               (d) This Employment Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               (e) This Employment Agreement may be amended or modified only by written agreement of the parties hereto.

               (f) This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Employment Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

               (g) This Employment Agreement shall not be assignable by any party hereto other than by operation of law without the prior written consent of the other party hereto. Any purported assignment in violation of this Section 10
(g) shall be void.

               (h) The invalidity or unenforceability of any provision of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement.

               (i) The Company may withhold from any amounts payable under this Employment Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (j) The Company will require any successor (whether direct or indirect, by purchase of assets, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Employment Agreement by operation of law or otherwise.

        11. WAIVER. Except for the obligations arising out of this Employment Agreement and except for accrued salary and expense reimbursement obligations arising under the Former Employment Agreement, Schell hereby waives any and all claims he has or may have, whether as an officer, director, employee, shareholder or otherwise, against the Company, arising out of or relating to events, transactions or occurrences prior to the date hereof.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

                                    AUDIO COMMUNICATIONS NETWORK, INC.


                                    By:
                                       ----------------------------------
                                       Name: Mitchell Kleinhandler
                                       Title: President


                                    -----------------------------------------
                                    A.J. Schell